[Ernst & Young Letterhead]

August 28, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4720

Ladies and Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated August 28, 2012, of the Frontegra Funds, Inc. and are in agreement with the statements in the second paragraph.  We have no basis to agree or disagree with other statements of the registrant therein.

/s/ ERNST & YOUNG LLP